                                                                     EXHIBIT 12

                               LA QUINTA INNS, INC.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

                                             THREE MONTHS
                                            ENDED MARCH 31                YEARS ENDED DECEMBER 31
                                          -----------------  -------------------------------------------------
                                           1996      1995      1995       1994      1993      1992       1991
                                          -------   -------  --------   --------   -------   -------   -------
Earnings (loss)before income taxes,
 extraordinary items and cumulative
 effect of accounting change(1)........   $17,249   $18,000  $ 82,994   $ 61,991   $31,836   $(7,270)  $ 2,185
Partners' equity in earnings...........       443     4,428    10,227     11,406    12,965    15,081     9,421
Partners' equity in earnings of
 combined unincorporated ventures
 that do not have fixed charges........      (318)     (437)   (1,854)    (1,577)   (1,652)   (1,504)     (845)
Fixed charges..........................    11,405    10,851    42,797     40,814    32,477    34,270    40,012
Interest capitalized...................      (815)      (58)   (1,313)      (889)        -       (50)        -
Amortization of capitalized interest...       210       199       803        772       799       799     1,064
                                          -------   -------  --------   --------   -------   -------   -------
  Earnings as adjusted.................   $28,174   $32,983  $133,654   $112,517   $76,425   $41,326   $51,837
                                          -------   -------  --------   --------   -------   -------   -------
                                          -------   -------  --------   --------   -------   -------   -------
Fixed charges:
  Interest on long-term debt (before
   capitalized interest)...............   $11,135   $10,602  $ 41,734   $ 39,749   $31,366   $33,137   $38,713
  Portion of rental expense
   allocated to interest...............       270       249     1,063      1,065     1,111     1,133     1,299
                                          -------   -------  --------   --------   -------   -------   -------
    Total fixed charges................   $11,405   $10,851  $ 42,797   $ 40,814   $32,477   $34,270   $40,012
                                          -------   -------  --------   --------   -------   -------   -------
                                          -------   -------  --------   --------   -------   -------   -------
Ratio of earnings to fixed charges.....       2.5x      3.0x      3.1x       2.8x      2.4x      1.2x      1.3x
                                          -------   -------  --------   --------   -------   -------   -------
                                          -------   -------  --------   --------   -------   -------   -------


(1) The Three Months Ended March 31, 1996 and Year Ended December 31, 1995, includes a non-cash provision for premature retirement of assets totaling $6,635 and $12,630, respectively.



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